Exhibit 6.1

EXECUTION VERSION

April 20, 2018

Via Electronic Mail

Holosfind S.A.

21 rue de la Paix, 75002

Paris, France

Attn: Sylvain Bellaïche

Digital Social Retail, Inc.

1040 First Avenue, Suite 343,

New York, NY 10022

Attn: Sylvain Bellaïche

Re: Settlement and Release Letter Agreement (“Agreement”)

Gentlemen:

Reference is made to the following documents (the “Transaction Documents”):

●	Investment Agreement, dated February 25, 2015 (the “Investment Agreement”), by and among Holosfind S.A., a French corporation (the “Company”), Digital Social Retail, Inc., a Delaware corporation (“DSR”), and MG Partners II Limited, a limited liability company organized under the laws of Gibraltar whose registered office is at 57/63 Line Wall Road, Gibraltar (“MGP II”), as the same may have been amended, restated or supplemented;

●	Senior secured bonds, in the principal amount of $1,000,000 (as converted into Euros) (the “Bonds”) issued by the Company to MGP II pursuant to the Investment Agreement, as the same may have been amended, restated, converted or supplemented;

●	Pledge Agreement, dated February 25, 2015, by and among the Company, DSR, and MGP II, as the same may have been amended, restated or supplemented; and

●	Forbearance Agreement, dated October 31, 2016, by and among the Company, DSR and MGP II, as amended by each of the amendments 1 through 12 thereto and as the same may have been further amended, restated or supplemented.

MGP II wishes to release DSR and the Company from any claims in connection with the Transaction Documents on the Effective Date (as defined below) upon complete and unequivocal satisfaction of the conditions set forth herein.

●	Release. MGP II on behalf of itself and related entities, including, but not limited to, any predecessors, successors, assignors, assigns, partnerships, partners, investment advisors, limited partnerships, limited partners, limited liability companies, members, investors, affiliates, parent companies, subsidiaries (whether or not wholly owned), divisions, attorneys, officers, directors, employees, stockholders, agents and representatives, shall and do hereby forever relieve, release and discharge DSR, the Company, and each of its related entities, including, but not limited to any predecessors, successors, assigns, partnerships, partners, limited partnerships, limited partners, limited liability companies, managers, members, investors, affiliates, parent companies, subsidiaries (whether or not wholly owned), divisions, assignors, assigns, attorneys, officers, directors, employees, stockholders, agents and representatives (the “Released Parties”) from any and all present and future claims, law suits demands, actions, suits, causes of action, debts, costs, expenses, attorneys’ fees, damages, and liabilities of any kind or nature, in law, equity or otherwise, including without limitation, any statutory, civil, or administrative claim, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, including, without limitation, those relating to or arising out of the Transaction Documents (hereafter, the “Claims”). Without limiting the scope of the foregoing, on the Effective Date, all of the obligations of the Released Parties pursuant to the Transaction Documents shall terminate, and the Transaction Documents shall be void and of no further effect whatsoever.

●	Effective Date. This release will become effective on the date the conditions set forth below are unequivocally and unconditionally fulfilled to the satisfaction of MGP II (the “Effective Date”):

o	Issuance by DSR to MGP II of 310, 588 units pursuant to a Tier 2 Regulation A offering (SEC File No. 024-10711) qualified by the Securities and Exchange Commission (SEC) (the “Offering”), each unit (“Unit”) consisting of one share of common stock of DSR (“Common Stock”) and one warrant to purchase one share of Common Stock, subject to adjustment, as provided in the warrant agreement pursuant to which the warrants will be issued);

o	Issuance by DSR of 310, 627 Units to MGP II pursuant to a private placement; and

o	Execution by DSR of a Registration Rights Agreement providing MGP II “piggy back” rights in the event the Company (i) conducts a public offering of Common Stock registered with the SEC pursuant to the Securities Act of 1933, as amended, or (ii) offers registration rights to any investor pursuant to a private placement.

o	Execution by DSR of a Transfer Agent Letter that provides irrevocable instructions to the Transfer Agent to promptly remove the restrictive legend upon the Private Placement units being eligible for resale under an effective registration statement or via an exemption from registration.

o	Payment by the Company to MGP II of $500,000 by wire in immediately available funds to the instructions provided on Schedule A hereto; and

●	MGP II Obligations: Within one (1) week after the Effective Date, MGP II shall:

o	take all action necessary to formally dismiss each legal proceeding commenced by MGP II or any of the Releasing Parties related to the Claims with prejudice, including, without limitation, the claim filed by MGP II at the Supreme Court of the State of New York on April 28, 2016 (Index No. 652299/2016), including the execution of the dismissal documents attached hereto as Exhibit A, and submit proof of such action to the Company and DSR;

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o	file UCC termination statements in all jurisdictions where UCC financing statements have been filed pursuant to the Pledge Agreement or otherwise, and to prepare, execute and deliver to DSR all such other documents as may be required to effectively terminate each and every pledge, lien or encumbrance it has or may have on assets (whether tangible or intangible) of DSR and on all securities of DSR, including without limitation, the documents attached hereto as Exhibit B, and submit proof of such action to the Company and DSR; and

o	take all further actions and execute all further documents as requested by DSR to consummate the purpose of this Agreement and the full settlement and release of all Claims.

MGP II acknowledges and agrees that it: (i) has read the Offering Circular for the Offering, as amended, as filed with the SEC, together with any Offering Circular Supplement issued pursuant thereto or in connection therewith, and all documents annexed as exhibits thereto or incorporated by reference therein (collectively, “Offering Circular”); and (ii) has relied solely on the information contained in the Offering Circular (not in any representation by DSR or the Company not contained in the Offering Circular) in making its decision to invest in the Units and Common Stock; provided, however, that MGP II shall be entitled to rely on the accuracy of all information in the Offering Circular and shall have no fewer or lesser rights than any other investor that is receiving securities pursuant to the Offering Circular and shall be entitled to rely on the accuracy of all statements in such filings of DSR in making the investment decision based on all filings made by or on behalf of DSR and referenced on the SEC’s EDGAR website at: https://www.sec.gov/cgi- bin/browseedgar?company=digital+social+retail&owner=exclude&action=getcompany.

This Agreement may not be modified or amended except pursuant to a written agreement signed by the parties hereto. This Agreements supersedes any prior agreement by the parties hereto in connection with the subject matter hereof.

The covenants and agreements of this Agreement shall survive the execution and delivery hereof indefinitely.

This Agreement shall be deemed to have been executed and delivered within the State of New York, and the laws of the State of New York shall apply to the interpretation and enforcement of this Agreement. The parties agree that any legal suit, action or proceeding arising out of this Agreement shall be instituted exclusively in the federal and state courts located in Manhattan, New York and irrevocably consent to the jurisdiction of such courts.

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We have executed this Agreement as indicated below. Kindly confirm your agreement by signing in the space indicated below. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

MG PARTNERS II LIMITED

By:	/s/ J Keyes
	Name:	J Keyes
	Title:	Director

By:	/s/ Joshua Sason
	Name:	Joshua Sason
	Title:	Director

Acknowledged, Confirmed and Agreed To:

HOLOSFIND, S.A.

By:	/s/ Pierre Martin
	Name:	Pierre Martin
	Title:	Director

DIGITAL SOCIAL RETAIL, INC.

By:	/s/ Pierre Martin
	Name:	Pierre Martin
	Title:	Vice President

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